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Stradley Ronon Stevens & Young, LLP

Suite 2600

2005 Market Street

Philadelphia, PA  19103-7018

Telephone  215.564.8000

Fax  215.564.8120

www.stradley.com

July 27, 2015

Board of Trustees of

  Franklin Strategic Series

One Franklin Parkway

San Mateo, California 94403-1906

Subject:           Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A of Franklin Strategic Series, a Delaware statutory trust, with respect to Franklin Flexible Alpha Bond Fund, a new series of Franklin Strategic Series (the “Fund”) -- Registration No. 033-39088; File No. 811-06243

Ladies and Gentlemen:

We have acted as counsel to Franklin Strategic Series, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 74 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940 Act, as amended, of the Trust.  The Amendment is being filed, in part, to respond to comments from the SEC Staff to Post-Effective Amendment No. 73 to the Trust’s Registration Statement on Form N-1A with respect to the Fund.

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

Philadelphia, PA ● Malvern, PA ● New York, NY ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

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# 1395432  v. 1

Board of Trustees of

Franklin Strategic Series

July 27, 2015

We have assumed the following for purposes of this opinion:

1.         The shares of the Fund will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, By-laws (each as amended to date) (together, the “Trust Instrument”) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Fund.

2.         The Fund’s shares will be issued against payment therefor as described in the Trust’s then-current Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment and the Trust Instrument, the shares of the Fund to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Amendment.

Very truly yours,

/s/Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP

Philadelphia, PA ● Malvern, PA ● New York, NY ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

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# 1395432  v. 1